Exhibit 99.1
FOR IMMEDIATE RELEASE
RSC Reports 4Q09 and FY09 Results; Provides 2010 Outlook
Highlights:
  •    Rental revenues $244 million in 4Q; $1,073 million for FY09
  •    DEPS a loss of $0.28 in 4Q; a loss of $0.57 for FY09
  •    Adjusted EBITDA $91 million in 4Q; $414 million for FY09
  •    Free cash flow $63 million in 4Q; $395 million for FY09
SCOTTSDALE, Ariz., February 16, 2010 — RSC Holdings Inc. (NYSE: RRR), one of the largest equipment rental providers in North America, today announced results for the fourth quarter and year ended December 31, 2009, and provided its 2010 outlook.
Consistent Execution in Fourth Quarter and 2009
Erik Olsson, President and Chief Executive Officer, stated: “Strong and consistent execution on all aspects of our business enabled us to exceed our fourth quarter revenue, EBITDA, cost reductions and free cash flow expectations despite an economy that continued to be challenging. Full year cost reductions reached $174 million, which exceeded our stated goal of $150 million and contributed to an impressive full-year free cash flow of $395 million. As a result, we were able to further strengthen our balance sheet by reducing debt by $397 million.”
“While we continued to calibrate our business to the realities of the market, we maintained our focus on our long-term priorities. Industrial/non-construction revenues increased to 58% of our overall business, and we continued to bolster our position in this market with unique industrial service offerings. We maintained very strong customer satisfaction ratings and provided our customers with enhanced services and support. Our ability in this environment to keep rate declines to slightly less than 8% for the year underscores that we have meaningfully differentiated ourselves with our customers.”
Mr. Olsson added: “We believe we are now at or near the trough in the economic cycle. While the first half of 2010 will be challenging and a recovery in the construction segment will most likely lag an industrial recovery, economic trends including the uptick in industrial production and growth in GDP indicate that the markets served by the majority of our business are improving. We expect to see gradual improvement in our business during the course of the year, given the normal two to three quarter lag between increasing economic activity and equipment demand. With our solid financial foundation, diversified client base, strong national presence and best-in-class operational discipline, we are well positioned to outperform in any cycle and be a leading beneficiary of an improved market.”
Fourth Quarter 2009 Results
Rental revenues were $244 million, down from $371 million in 2008. Total revenues were $290 million, down from $427 million reported in the fourth quarter of 2008. Rental volume declined 24.6% from the prior year’s fourth quarter, as non-residential construction demand and industrial activity remained weak. Industrial/non-construction revenues were 58% of total rental revenues.

Rental rates declined by 9.8%, compared with the fourth quarter of 2008 due to intensifying rate competition ahead of winter.
Fleet utilization averaged 56.3% vs. 67.8% in the fourth quarter of 2008 and average fleet age was 40 months at December 31, 2009.
Sales of used rental equipment were $35 million, compared with $39 million in last year’s fourth quarter. Gross profit margin on sales of used rental equipment was 4.2%, unchanged from the third quarter, signaling stabilization of pricing in the used equipment marketplace. Gross capital expenditures were $15 million and the company generated net capital expenditure inflows of $24 million in the fourth quarter.
The company continued to aggressively reduce costs, including lowering the cost of rental and SG&A expenses by $55 million versus the fourth quarter a year ago. Headcount was reduced by 174 employees and eight locations were consolidated. However, one new location was opened in the quarter, as the company continued to expand business in attractive markets and maintain a strong foundation for future growth. At the same time, service levels were extremely strong. Virtually every measure critical to customers was at an all time high, such as 99% on-time delivery of equipment, 99% current on manufacturers’ suggested preventive maintenance and 68% customer net promoter score.
Operating income was $12 million, or 4.0% of total revenues, compared with $82 million or 19.2% of total revenues in the prior year period. The impact of the rental revenue decline and lower margins on the sale of used equipment exceeded the benefits of cost reductions. Fourth quarter adjusted EBITDA was $91 million or 31.3% of total revenues, compared to $173 million or 40.4% of total revenues last year.
Interest expense was $59 million, an increase of $9 million over the fourth quarter 2008. Included in the fourth quarter of 2009 were $7 million of expenses resulting from non-cash charges related to interest rate swaps which are no longer accounted for as cash flow hedges.
A fourth quarter net loss of $29 million or $0.28 per diluted share was realized, compared with net income of $18 million or $0.17 per diluted share in the fourth quarter of 2008. Free cash flow of $63 million compares with $78 million in the prior year fourth quarter.
During the fourth quarter the company prepaid $70 million of its senior secured second-lien term loan facility at 91% of face value, bringing cumulative prepayments to $228 million at 88% of face value in 2009. In addition, the company issued $200 million of 10.25% senior unsecured notes due in 2019. Net proceeds from the sale of the senior notes were $192 million and were used to further prepay borrowings outstanding under the senior secured second-lien term loan facility at face value. As a result, the company was able to create additional flexibility in its capital structure by extending maturities on its debt.
Full Year 2009 Results
For the full year, rental revenues were $1,073 million, versus $1,567 million in 2008. Total revenues were $1,283 million, down 27.3% from $1,765 million reported in 2008. Rental volume declined 23.8%, while rental rates declined by 7.7%. Fleet utilization decreased to 57.6% from 70.1% in 2008.

Sales of used rental equipment were $158 million, compared with $125 million in 2008. Gross capital expenditures were $51 million compared with $274 million in the prior year and the company generated a net capital expenditure inflow of $125 million in 2009 compared with a net capital expenditure outflow of $142 million in 2008.
The company continued to manage its footprint to maximize store profitability and to grow its presence in attractive markets. As a result, the company opened 17 new locations while consolidating or closing 24 locations.
Full year operating income was $80 million, or 6.2% of total revenues, compared with $398 million or 22.5% of total revenues in 2008. Adjusted EBITDA was $414 million compared to $768 million in 2008, and adjusted EBITDA margin was 32.2% compared to 43.5% in 2008.
Interest expense was $190 million, a decrease of $12 million from last year, primarily reflecting reduced debt levels offset by higher interest rates and costs related to capital structure transactions during the year, as well as aforementioned non-cash charges related to interest rate swaps. Cash interest paid was $155 million vs. $199 million in 2008. A net loss of $59 million, or $0.57 per diluted share, was realized. In 2008, net income was $122 million or $1.18 per diluted share.
Free cash flow was $395 million, an increase of $173 million from 2008. Total debt was reduced by $397 million during the year, to $2,172 million, as the company applied its free cash flow to debt reduction. Borrowing availability under the revolving credit facility was $562 million at December 31, 2009.
Outlook
FY10 With the anticipation of improving demand during the course of 2010, the company plans to increase its capital expenditures for new fleet in order to meet demand in targeted segments. The company will also use capital to replace fleet, which is in the normal course of business and helps to maintain one of the youngest fleets in the industry. The estimated free cash flow range for 2010 is expected to be $70-$100 million and the aforementioned increase in capital expenditures and higher cash interest costs account for most of the difference compared to 2009 free cash flow levels. The company expects to continue to apply available cash to further debt reduction.
1Q10 For the first quarter of 2010, business activity in the company’s served markets is expected to continue to be down on a year-over-year basis and demand is expected to continue its seasonal sequential decline in the first quarter. Industry-wide fleet levels should continue to exceed demand and, as a result, rental rates will likely remain under pressure. Margins on the sale of used equipment are expected to remain similar to those realized in the second half of 2009.
Results are expected in the ranges that follow:

Q1 2010
Rental revenues	$205 - $220 million
Total revenues	$240 - $255 million
Adjusted EBITDA	$60 - $70 million
Free cash flow	$30 - $40 million

Mr. Olsson concluded: “We expect 2010 to be a year of transition, with demand bottoming out, followed by a modest recovery in the second half. Given this outlook we expect a challenging year, but with positive year-over-year comparisons starting in the second half. We believe our end market diversification strategy and operational execution have positioned us to emerge stronger. We have rigorously evaluated and improved our cost position and focused our efforts on further improving our customer service and key account management. These actions, in combination with our fleet, which is one of the best in the industry, and our execution skills, should enable us to take full advantage of this economic recovery.”
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678. A replay of the conference call will be available through February 28, 2010. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Pass code: 53029948. A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.
About RSC Holdings Inc.
RSC Holdings Inc. (NYSE: RRR) based in Scottsdale, Arizona, is the holding company for the operating entity RSC Equipment Rental, Inc. (“RSC”), which is a premier provider of rental equipment in North America, servicing the industrial, maintenance and non-residential construction markets with $2.3 billion of equipment at original cost. RSC offers superior equipment availability, reliability and 24x7 service to customers through an integrated network of 457 branch locations across 40 states in the United States and three provinces in Western Canada. Customer solutions to improve efficiency and reduce cost include the proprietary Total Control® rental management software, Mobile Tool Rooms™ and on-site rental locations. With 4,150 employees committed to safety and sustainability, RSC delivers the best value and industry leading customer service. All information is as of December 31, 2009. Additional information about RSC is available at www.RSCrental.com.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, we disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Change	December 31,		Change
	2009	2008	%	2009	2008	%
Revenues:
Equipment rental revenue	$243,504	$371,472	(34.4)%	$1,073,021	$1,567,254	(31.5)%
Sale of merchandise	11,830	16,320	(27.5)	51,951	72,472	(28.3)
Sale of used rental equipment	34,725	39,400	(11.9)	158,482	125,443	26.3

Total revenues	290,059	427,192	(32.1)	1,283,454	1,765,169	(27.3)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	124,895	170,776	(26.9)	548,462	692,613	(20.8)
Depreciation — rental equipment	68,176	78,173	(12.8)	285,668	317,504	(10.0)
Cost of merchandise sales	8,550	11,211	(23.7)	36,743	49,370	(25.6)
Cost of used rental equipment sales	33,259	30,347	9.6	148,673	90,500	64.3

Total cost of revenues	234,880	290,507	(19.1)	1,019,546	1,149,987	(11.3)

Gross profit	55,179	136,685	(59.6)	263,908	615,182	(57.1)

Operating expenses:
Selling, general and administrative	33,550	42,707	(21.4)	140,646	168,690	(16.6)
Depreciation and amortization — non-rental equipment and intangibles	10,312	12,353	(16.5)	43,984	49,567	(11.3)
Other operating gains, net	(284)	(221)	n/a	(517)	(1,010)	n/a

Total operating expenses, net	43,578	54,839	(20.5)	184,113	217,247	(15.3)

Operating income	11,601	81,846	(85.8)	79,795	397,935	(79.9)
Interest expense, net	58,778	49,450	18.9	189,689	201,849	(6.0)
Gain on extinguishment of debt, net	(1,427)	—	n/a	(13,916)	—	n/a
Other expense, net	372	974	n/a	707	658	n/a

(Loss) income before (benefit) provision for income taxes	(46,122)	31,422	n/a	(96,685)	195,428	n/a
(Benefit) provision for income taxes	(17,591)	13,704	n/a	(37,325)	72,939	n/a

Net (loss) income	$(28,531)	$17,718	n/a	$(59,360)	$122,489	n/a

Weighted average shares outstanding used in computing net (loss) income per common share:
Basic	103,435	103,359		103,433	103,261

Diluted	103,435	103,542		103,433	103,740

Net (loss) income per common share:
Basic	$(0.28)	$0.17		$(0.57)	$1.19

Diluted	$(0.28)	$0.17		$(0.57)	$1.18

Other operational data:
Fleet utilization (a)	56.3%	67.8%		57.6%	70.1%
Average fleet age at period end (months)	40	33		40	33
Same store rental revenue growth / (decline) (a)	(33.5)%	(6.1)%		(28.9)%	2.4%
Employees (a)	4,153	5,014		4,153	5,014
Original equipment fleet cost (in millions) (a)	$2,324	$2,695		$2,324	$2,695

(a)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$4,535	$13,670
Accounts receivable, net	181,975	285,000
Inventory	14,421	19,859
Rental equipment, net	1,384,999	1,766,978
Property and equipment, net	123,197	171,156
Goodwill and other intangibles, net	940,063	938,682
Deferred financing costs	55,539	46,877
Other assets	24,590	28,306

Total assets	$2,729,319	$3,270,528

Liabilities and Stockholders’ Equity
Accounts payable	$46,275	$109,542
Accrued expenses and other liabilities	174,829	203,288
Debt	2,172,109	2,569,067
Deferred income taxes	312,465	345,511

Total liabilities	2,705,678	3,227,408
Total stockholders’ equity	23,641	43,120

Total liabilities and stockholders’ equity	$2,729,319	$3,270,528

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(59,360)	$122,489
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	329,652	367,071
Amortization of deferred financing costs	11,768	9,713
Amortization of original issue discount	453	—
Share-based compensation expense	4,224	2,993
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(7,091)	(26,106)
Deferred income taxes	(37,332)	41,772
Gain on extinguishment of debt, net	(13,916)	—
Interest expense, ineffective hedge	6,832	—
Excess tax benefits from share-based payment arrangements	—	(122)
Changes in operating assets and liabilities	34,726	(154,371)

Net cash provided by operating activities	269,956	363,439

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(33,238)
Purchases of rental equipment	(46,386)	(258,660)
Purchases of property and equipment	(4,952)	(15,319)
Proceeds from sales of rental equipment	158,482	125,443
Proceeds from sales of property and equipment	12,493	6,544
Insurance proceeds from rental equipment and property claims	5,267	—

Net cash provided by (used in) investing activities	124,904	(175,230)

Cash flows from financing activities:
Net payments on debt	(371,581)	(186,233)
Financing costs	(32,799)	(929)
Proceeds from stock option exercises	256	1,471
Other	(1,070)	1,257

Net cash used in financing activities	(405,194)	(184,434)

Effect of foreign exchange rates on cash	1,199	(144)

Net increase (decrease) in cash and cash equivalents	(9,135)	3,631
Cash and cash equivalents at beginning of period	13,670	10,039

Cash and cash equivalents at end of period	$4,535	$13,670

Supplemental disclosure of cash flow information:
Cash paid for interest	$155,295	$199,210
Cash (received) paid for taxes, net	(8,632)	30,988

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,

2008	$371,472	$1,567,254

Changes:
Volume	-25.2%	-23.9%
Acquisition	0.0%	0.4%
Price	-9.8%	-7.7%
Currency	0.6%	-0.3%

2009	$243,504	$1,073,021

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income (loss) before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is defined as consolidated net income (loss) before net interest expense, income taxes, and depreciation and amortization and before certain other items, including gain on extinguishment of debt, net, share-based compensation, and other (income) expense, net. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital inflows (expenditures). All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures. No quantitative reconciliations of the estimated ranges for Adjusted EBITDA and free cash flow to their respective most comparable measure calculated and presented in accordance with GAAP are included as the company is unable to quantify certain amounts that would be required to be included in such GAAP measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net (loss) income	$(28,531)	$17,718	$(59,360)	$122,489
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	78,488	90,526	329,652	367,071
Interest expense, net	58,778	49,450	189,689	201,849
(Benefit) provision for income taxes	(17,591)	13,704	(37,325)	72,939

EBITDA	$91,144	$171,398	$422,656	$764,348

Adjustments:
Gain on extinguishment of debt, net	(1,427)	—	(13,916)	—
Share-based compensation	751	196	4,224	2,993
Other expense, net	372	974	707	658

Adjusted EBITDA	$90,840	$172,568	$413,671	$767,999

(Adjusted EBITDA as a percentage of total revenues)	31.3%	40.4%	32.2%	43.5%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$39,739	$68,074	$269,956	$363,439

Purchases of rental equipment	(12,898)	(28,196)	(46,386)	(258,660)
Purchases of property and equipment	(2,355)	(3,114)	(4,952)	(15,319)
Proceeds from sales of rental equipment	34,725	39,400	158,482	125,443
Proceeds from sales of property and equipment	1,954	2,194	12,493	6,544
Insurance proceeds from rental equipment and property claims	2,181	—	5,267	—

Net capital inflows (expenditures)	23,607	10,284	124,904	(141,992)

Free cash flow	$63,346	$78,358	$394,860	$221,447

Statistical Measures
Fleet utilization is defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost) during the relevant period divided by the average aggregate dollar value of all equipment owned (based on original equipment fleet cost) during the period.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period reported and have been operating under the company’s direction for more than 12 months.
Employee count is given as of the end of the period indicated and the data reflects the actual head count as of each period presented.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Investor/Analyst Contacts:
Gerry Gould, VP — Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682